EXHIBIT 5.1

     February 6, 2001

Board of Directors
Vyrex Corporation
2159 Avenida de la Playa
La Jolla, CA 92037

    Re: Form S-2 Registration Statement

Ladies and Gentlemen:

    We have acted as special counsel for Vyrex Corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-2 (the "Registration Statement"), and the Prospectus to be included therein (the "Prospectus") pursuant to which it is proposed to offer up to 1,949,167 shares of Common Stock, $.001 par value, as stated on the facing page of the Registration Statement. Capitalized terms used herein have the meanings ascribed to them in the Registration Statement unless otherwise noted.

    We are familiar with the proceedings by which the Common Stock has been authorized, and we have reviewed and are familiar with the Restated Articles of Incorporation and the By-Laws of the Company and such other corporate records and documents as we have deemed necessary to express the opinion herein stated. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents and all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

    Based upon the foregoing, we are of the opinion that the Common Stock to be sold and delivered as contemplated by the Registration Statement will be legally issued, fully paid and nonassessable.

    We hereby consent to the references to this firm in the Legal Matters section of the Registration Statement. We further consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,
Fisher Thurber LLP
By:	/s/ DAVID A. FISHER David A. Fisher

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